EXHIBIT 99.1

Datawatch Corporation Reports Results for First Quarter 2009

Chelmsford, MA – February 5, 2009 - Datawatch Corporation (NASDAQ-CM: DWCH), a leader in Enterprise Information Management (EIM), today announced results for its first quarter ended December 31, 2008.

Revenues for the quarter ended December 31, 2008 were $5,202,000, down by 14 percent when compared to $6,067,000 for the quarter ended December 31, 2007. Net income for the first quarter of fiscal 2008 was $385,000, or $0.06 per diluted share, compared to a net income of $247,000, or $0.04 per diluted share, for the first quarter of fiscal 2007.

As of December 31, 2008, the Company had $4,920,000 in net cash and cash equivalents, an increase of $1,087,000, or 28 percent, compared to December 31, 2007.

Commenting on the first quarter results, President and CEO Ken Bero said, "While Q1 was challenging because of the general economic slowdown, Datawatch’s bottom line performance was solidly in the black.  We significantly improved our cash position as compared to a year ago and have no debt on our balance sheet.  We also proactively managed our expenses, reducing our costs by over $900,000 or 16 percent vs. Q1 of fiscal year 2008.  In addition to the softening economy, our business was also negatively impacted due to the weakening British Pound vs. the US Dollar.  The UK is our second largest market worldwide and the Pound has fallen some 22 percent to 28 percent when compared to rates a year ago."

"While the economic situation is difficult, we are seeing emerging market trends that play to our product strengths,” added Bero.  “Companies are looking to ‘do more with less.’ For Business Intelligence and Content Management solutions this equates to products that install easily, require less support and training, leverage existing IT systems and provide a much faster ROI.  Datawatch’s suite of desktop and enterprise solutions meet these requirements."

The recent releases of Monarch BI Server in August of 2008 and Monarch Version 10 in October of 2008 are two examples of Datawatch responding to customer needs.  Monarch BI Server was specifically designed as a cost effective, server based BI solution for the small to medium sized business (SMB) market.  It can be easily installed by the customer and produces actionable results in a single day.  Monarch Version 10, the latest release of Datawatch’s world-leading report mining and BI desktop software, provides access to new data sources, enhanced Excel integration and easier model building.

As previously announced, Datawatch will host a live webcast to discuss its first quarter 2009 results today at 2:00 p.m. (EST). The webcast can be accessed at: http://www.investorcalendar.com/IC/CEPage.asp?ID=139733. Please register at least 15 minutes early to download any necessary audio software. An archive of the broadcast will be available for 30 days at the same location.

ABOUT DATAWATCH CORPORATION

Datawatch Corporation (NASDAQ-CM: DWCH), a leader in Enterprise Information Management, helps companies make better decisions and solve business problems by simplifying access to information. Unique among EIM vendors, Datawatch transforms the massive amounts of data and documents generated inside or outside a company into actionable insight, without any changes needed to existing systems. Datawatch customers benefit from the right information, in the right context, at the right time. More than 35,000 organizations worldwide rely on Datawatch products including its market-leading Monarch report and data mining solutions. Founded in 1985, Datawatch is based in Chelmsford, Mass., with offices in London, Sydney and Manila. For more information, visit www.datawatch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: risks associated with the uncertainty of the current economic climate; risks associated with fluctuations in quarterly operating results; Datawatch's dependence on its principal products; risks associated with international sales; risks associated with distributor sales; risks associated with acquisitions; an unfavorable result in any litigation; market acceptance of new products; dependence on the introduction of new products and possible delays in those introductions. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly-available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 2008. Any forward-looking statements should be considered in light of those factors.

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Investor Contact:

Datawatch Investor Relations
978-441-2200 ext. 8323
investor@datawatch.com

Media Contacts:

Susan Willson
Greenough Communications
swillson@greenoughcom.com
Phone: (617) 275-6529
Mobile: (617) 767-6901

Lisa G. Kilpatrick
Manager, Marketing Communications and Public Relations
lisa_kilpatrick@datawatch.com
Phone: (978) 441-2200, ext. 8240
Fax: (978) 453-4443

Datawatch, the Datawatch logo, and Monarch are trademarks or registered trademarks of Datawatch Corporation in the United States and/or other countries. All other names are trademarks or registered trademarks of their respective companies.

 DATAWATCH CORPORATION
 Condensed Consolidated Statements of Operations
 Amounts in Thousands (except per share data)
 (Unaudited)

	Three Months Ended
	December 31,
	2008	2007

REVENUE:
Software licenses and subscriptions	$2,840	$3,333
Maintenance and services	2,362	2,734
Total revenue	5,202	6,067

COSTS AND EXPENSES:
Cost of software licenses and subscriptions	530	572
Cost of maintenance and services	873	1,120
Sales and marketing	1,661	2,220
Engineering and product development	713	749
General and administrative	1,166	1,206
Total costs and expenses	4,943	5,867

INCOME FROM OPERATIONS	259	200
Other income, net of expenses	170	96

INCOME BEFORE INCOME TAXES	429	296
Provision for income taxes	44	49

NET INCOME	$385	$247

Net income per share - Basic	$0.07	$0.04

Net income per share - Diluted	$0.06	$0.04

Weighted Average Shares Outstanding - Basic	5,914	5,654

Weighted Average Shares Outstanding - Diluted	5,943	5,910

 DATAWATCH CORPORATION
 Condensed Consolidated Balance Sheets
 Amounts in Thousands
 (Unaudited)

	December 31,	September 30,
	2008	2008

Cash and cash equivalents	$4,920	$4,885
Accounts receivable, net	3,212	3,287
Prepaid expenses and other current assets	495	418
Total current assets	8,627	8,590

Property and equipment, net	656	737
Intangible and other assets, net	8,896	8,842

	$18,179	$18,169

Accounts payable and accrued expenses	$2,835	$3,413
Deferred revenue - current portion	4,456	4,047
Total current liabilities	7,291	7,460

Total long-term liabilities	689	627

Total shareholders' equity	10,199	10,082

	$18,179	$18,169